FOR IMMEDIATE RELEASE                                  [Graphic omitted]

Contact: Ewen R. Cameron, President & CEO              TELTRONICS
         telt@teltronics.com
         941.753.5000                                     IDEAS THAT COMMUNICATE

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              TELTRONICS ACQUIRES UK 20-20(TM) MAINTENANCE BUSINESS

    The acquisition provides direct sales opportunities for Teltronics in the
                              European Marketplace


SARASOTA, Fla., Wednesday, February 25, 2004 - Teltronics (OTCBB: TELT) today announced that it acquired the assets of the 20-20(TM) maintenance business of SMARTCALL Limited (the "Business") located in the UK in exchange for approximately $27,000 USD pursuant to a Business Sale and Purchase Agreement between SMARTCALL Limited and Teltronics Limited (the "Agreement"), effective as of February 1, 2004. The acquisition was completed through Teltronics' UK subsidiary, Teltronics Limited, on February 10, 2004. In connection with the Agreement, Teltronics, Inc., and Teltronics Limited entered into a Restrictive Covenant and Consultancy Agreement with Beck & Cook Management Services pursuant to which Kelvin Beck and Paul Ellerton will provide consulting services to Teltronics, Inc. primarily related to transitioning and maintaining knowledge of customer accounts and customer relationships in exchange for the issuance of 100,000 shares of common stock of Teltronics, Inc. and cash equal to 35% of the maintenance revenue collected by Teltronics Limited from April 1, 2004 through March 31, 2005. In addition, Teltronics Limited will pay an additional 13% of maintenance revenue collected during this period not to exceed approximately $87,000 USD for inventory related to the maintenance business.

SMARTCALL Limited sells telephone switching and call center systems as well as provides services for these systems. The 20-20(TM) system, which is manufactured by Teltronics, is one of the products that SMARTCALL has been involved with for a number of years. The maintenance business represented approximately $1 million USD in revenues for SMARTCALL for the year ended December 31, 2003.

Teltronics believes that the maintenance base provided through this acquisition will afford Teltronics new opportunities in the European Marketplace and Teltronics Limited will begin to sell directly to end users as well as sell through the distribution network already established. The maintenance base consists of customers who have had a long history with the 20-20(TM) digital switching products including OmniWorks(TM). The anticipated recurring revenue streams generated by this base will help fund Teltronics Limited's efforts to increase its direct sales efforts in Europe.

Ewen Cameron, President and CEO of Teltronics comments, "We have been discussing this acquisition for several years. We believe that it will provide us with a unique opportunity to gain some traction in the European community, not only with the 20-20(TM) but also our ISM products that are already being sold in Europe along with our newly launched IP centric Cypreon(TM) system. We have been reviewing alternatives to fund activities in Europe due to the large installed base of 20-20's and the continued demand for call center products such as Omniworks." Cameron continued, "We are excited that we could conclude this deal in our first quarter so that we will be able to recognize the benefits for the majority of 2004".

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


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